Exhibit 10.6

                              STOCK AWARD AGREEMENT
                                   PURSUANT TO
                                    ARTICLE X
                                       OF
                               CENTURA BANKS, INC.
                        OMNIBUS EQUITY COMPENSATION PLAN


         THIS AGREEMENT, made and entered into as of the 20th day of November, 1996, by and between CENTURA BANKS, INC., a North Carolina corporation (the "Corporation"), and ROBERT R. MAULDIN ("Executive"), an officer and director of the Corporation.

         WHEREAS, Executive is an officer and director of the Corporation, who performs valuable services for the Corporation and its subsidiaries; and

         WHEREAS, Executive has expressed an interest in taking Early Retirement and it has been determined by the Compensation and Executive Committees of the Corporation that it is desirable for Executive to take Early Retirement and to perform services for the Corporation after such Early Retirement, provided that Executive receives incentives to cause him to promote the best interests of the Corporation and its shareholders both before and after such Early Retirement; and

         WHEREAS, the Corporation has provided for the incentive compensation of its executives by adoption of the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Plan"), the terms and provisions of which are incorporated herein by this reference; all capitalized terms not otherwise defined in this Agreement having the meanings ascribed to them in the Plan; and

         WHEREAS, the Committee has deemed it advisable to make Stock Awards to Executive pursuant to the terms of this Agreement and Article X of the Plan; and

         WHEREAS, Executive desires to accept the Stock Awards hereunder, subject to the terms of the Plan and this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto hereby agree as follows:

         1. The Corporation will award to Executive 60,000 shares of Stock (the "Stock Awards"), subject to the further terms of this Agreement and the following conditions:

         a. Stock Certificates, each in the amount of 20,000 shares of stock will be issued to the Executive on the following dates:
                 February 1, 1997; February 1, 1998 and February 1,1999.

         b. The rights to the Stock Awards not yet issued shall be forfeited by Executive if:

                  i. Subject to Sections 6 and 7, Executive does not take Early Retirement at any time after February 1, 1997, and before June 1, 1997 ("Early Retirement"), such action to be evidenced by written notice from Executive to the Corporation at least 30 days prior to such retirement.

                  ii. Executive does not make himself available to the Corporation to perform such consulting services that may be reasonably requested by the Corporation through January 31, 1999; or

                  iii. The events described in Section 5 of this Agreement shall have occurred.

         2. At the time or times of the Stock Awards pursuant to Section 1 or Sections 6,7 or 8, Executive shall have the option to receive in lieu of the shares; cash in an amount equal to the Fair Market Value of such shares; provided , that Executive may not elect to receive cash in lieu of more than one-half of the shares awarded at each of the Award Dates (and no more than 30,000 shares in the aggregate).

         3. The Corporation shall deliver to Executive, stock certificates representing the shares of stock awarded under the Stock Awards hereunder pursuant to Section 1 or Sections 6,7 or 8 as soon as practicable after the dates or events referred to in such Sections. The stock certificates representing the shares of Stock shall be registered in the name of Executive.

         4. Except as otherwise provided in this Agreement and Article X of the Plan, upon delivery of the certificates evidencing the Stock Awards as provided in Section 1 or Sections 6, 7 or 8 of this Agreement, Executive shall have all of the rights of a shareholder of the Corporation with respect to the shares represented by stock certificates registered in his name.

         5. In the event of Executive's termination of employment prior to Early Retirement (a) by the Corporation for cause or (b) voluntarily by Executive, all rights to the Stock Awards shall be forfeited to the Corporation by Executive. For purposes of this Section 5, "cause" shall be defined as (i) a willful and continued failure by Executive to perform his duties as an executive of the Corporation (other than due to disability); or (ii) a material breach by Executive of his duties of loyalty or care to the Corporation; or (iii) a willful violation of the Executive Employment Agreement, dated as of November 15, 1995 (the "Employment Agreement"), between the Corporation and Executive; or
(iv) a conviction of, or entering of a plea of nolo contendere by Executive for willful violation of any federal or state banking laws or regulations applicable to the Corporation. For purposes of this Section 5, Executive shall not be deemed to have terminated his employment voluntarily if Executive shall terminate his employment for a breach by the Corporation of the Employment Agreement. In the event of Executive's termination of employment for any reason other than those set forth in subsections (a) and (b) of this Section 5 or Section 6 and 7 hereof prior to receipt of the Stock Awards, the rights to the Stock Awards shall not be forfeited and the timing of the Stock Awards shall continue in effect and shall be awarded in the same manner as if Executive remained employed.

         6. In the event of Executive's Disability (as defined in the Plan) prior to the issuance of all Stock Awards, the transfer of subsequent Stock Awards shall continue in effect as if Executive suffered no disability, subject to the terms of this Agreement.

         7. Upon Executive's death prior to the issuance of all Stock Awards, and provided no event of forfeiture has occurred prior to Executive's death, the rights to the Stock Awards remaining under this Agreement shall become non-forfeitable and all remaining Stock Awards shall be issued as soon as possible to the estate of Executive.

         8. Upon the occurrence of a "Change in Control", as defined in the Employment Agreement, the remaining Stock Awards shall become non-forfeitable and all remaining Stock Awards shall be issued to Executive as soon as possible, so long as such shares have not been forfeited.

         9. The Corporation shall have the right to withhold from any transfer or payment made to Executive under this Agreement, in cash or stock, all Federal, State, or other taxes as shall be required pursuant to any statute or governmental regulation or ruling. In connection with such withholding, the Corporation may make any arrangement consistent with this Agreement and the Plan as it may deem appropriate.

         10. All costs and expenses in connection with the administration of this Agreement shall be borne by the Corporation.

         11. The liability of the Corporation, Board of Directors and Committee under this Agreement, and in any Stock Award made pursuant to this Agreement, is limited to the obligations set forth with respect to such award and nothing herein contained shall be interpreted as imposing any liability on the Corporation in favor of Executive with respect to any loss, cost or expense which Executive may incur in connection with or arising out of any transaction involving the Stock Award that is subject to the provision of this Agreement.

         12. Nothing in this Agreement shall be construed as giving Executive an agreement or understanding, express or implied, that the Corporation shall continue to employ him.

         13. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of North Carolina, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended.

         14. The parties hereto agree that this Agreement, together with the Plan, sets forth all the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the Stock Awards and that there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to the Stock Awards other than as set forth in the Plan and this Agreement. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modification.

         15. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

         16. The waiver by the Corporation of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         17. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, including, without limitation, the estate of Executive and the executors, administrators, or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of Executive.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

                                            CENTURA BANKS, INC.

                                            By: /s/ Cecil W. Sewell
                                                    Cecil W. Sewell

ATTEST:

/s/ Joseph A. Smith
     Joseph A. Smith

  Secretary

(SEAL)

                                                   EXECUTIVE:

                                           /s/ Robert R. Mauldin  (SEAL)
                                               Robert R. Mauldin